Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Silicon Manufacturing Partners Pte Ltd:
We consent to the incorporation by reference herein of our report dated June 29, 2007, with respect to the balance sheet of Silicon Manufacturing Partners Pte Ltd as of December 31, 2006, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2004 and the twelve month period ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 20-F/A of Chartered Semiconductor Manufacturing Ltd.
/s/   KPMG
KPMG
Singapore
August 1, 2007